Exhibit 99.1

News Release

For more information, contact:

Dennis J. Zember Jr.

Executive Vice President and COO

(904) 486-7204

Ameris Bancorp ANNOUNCES CEO SUCCESSION

MOULTRIE, Ga., June 6, 2018 - Ameris Bancorp (Nasdaq: ABCB) (the “Company”), the parent company of Ameris Bank, today announced that effective as of July 5, 2018, Edwin W. Hortman, Jr. will be succeeded as President and Chief Executive Officer of Ameris Bancorp by Dennis J. Zember Jr.  Mr. Zember currently serves as Executive Vice President and Chief Operating Officer of the Company and Chief Executive Officer of Ameris Bank.

Mr. Hortman, who will remain executive chairman of Ameris Bancorp and Ameris Bank, commented on the board's decision saying, "Our Company has been working on succession planning for several years, and on behalf of our board of directors, I would like to congratulate Dennis on his promotion to President and CEO.  The Company has benefitted from Dennis’s leadership for many years and we are confident in him and his executive team.   Our investors and our customers should expect no change in the kinds of results that have become our standard.”

Mr. Zember also commented, saying "I am humbled by the board's decision and very thankful for the opportunity.  I’m very appreciative of the years in partnership with Ed.  We have worked together fostering a culture and a Company image that is unique and successful.  I expect that the momentum Ed has helped build will carry us far into the future.”

About Ameris Bancorp

Ameris Bancorp is a bank holding company headquartered in Moultrie, Georgia. The Company’s banking subsidiary, Ameris Bank, had 97 locations in Georgia, Alabama, northern Florida and South Carolina at the end of the most recent quarter.